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                                  EXHIBIT 5

August 7, 2001

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California  92656

Re: Fluor Corporation 2001 Key Employee Performance Incentive Plan

Ladies and Gentlemen:

As Senior Vice President-Law and Secretary of Fluor Corporation ("Fluor"), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the Fluor Corporation 2001 Key Employee Performance Incentive Plan (the "Plan") and the registration statement on Form S-8 ("Registration Statement") being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering 3,600,000 shares of common stock of Fluor in connection with the Plan (the "Shares").

On the basis of my knowledge of Fluor's activities and its corporate records, I am of the opinion that the Shares will be legally issued, fully paid and nonassessable shares of Fluor when issued and paid for in accordance with the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

Sincerely,

/s/ Lawrence N. Fisher
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Lawrence N. Fisher,
Senior Vice President-Law and Secretary Fluor Corporation

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